NIMIYAMA CHIEFDOM

Jaiama Sewafe
Kono District
Sierra Leone

May 18, 2012

Ridgeback Mining (Sierra Leone) Limited
28J Fudia Terrace
Off Spur Loop
Freetown
Sierra Leone

Date:

LETTER AGREEMENT FOR THE EXTENSION TO MINING LANDS ISSUED TO RIDGEBACK MINING SIERRA LEONE LIMITED

Dear Sir,

I refer to the letter agreement dated 2nd October, 2010 addressed to you/your company. The People of Nimiyama Chiefdom, through the Land Allocation Committee and Paramount Chief hereby grant Ridgeback Mining (Sierra Leone) Limited (the “Company”) exclusive and official extension to the letter agreement and confirm that the original 50 acre site (the Existing Claims/concessions”), plus the additional new mining lands (the “New Claims/concessions”), as detailed below, collectively referred to as “the Allotted Land” are hereby allocated to the Company subject to the following terms and conditions:

The expiration date of the right to mine on the Allotted Land will be for an initial period of 12 months from the date of this letter agreement (the “Extension Period”).

During the Extension Period the Company will have exclusive right(s) to conduct geological studies, clearing of overburden, complete environmental studies/survey, preliminary artisanal mining activities and conduct other preliminary prospecting activities as required to ascertain the feasibility for commercial exploration and production facilities within the Allotted Land. Provided that the Company adheres to the terms of the Mining Laws as set out in the Mines and Minerals Act of 2009 and fulfilling all obligations to the community and government.

Upon the commencement of commercial mining operations (the “Commercial Operations” on the Allotted Land and provided the Company abides by the terms of the Mining Laws as set out in the Mines and Minerals Act of 2009 together with all relevant laws currently in force in the Republic of Sierra Leone and fulfilling all obligations to the community and government; the expiration date of the mining rights automatically is extended to a minimum 5 year period (the “Active Mining Period”). The Company will retain the exclusive right(s) to extend the period of mining for further 5 year periods beyond the Active Mining Period.

For the purpose of this agreement commencement of ‘Commercial Operations’ can be considered as one or all of the following:

Upon the Company securing $1,500,000 (US Dollars) or more investment for the exploitation of the Allotted Land;

Upon the Company bringing heavy commercial machinery to the Allotted Land for commercial exploration activities;

Upon the company extracting in excess of 5,000 carats of Gem Grade diamonds from the Allotted Land.

The Chiefdom hereby confirms that the New Claims/Concessions will be made available to the Company upon the commencement of Commercial Operations on the Existing Claims. These additional Claims/Concessions are believed to be productive mining lands and have been reserved for mining development by the Chiefdom. The Company will have the full discretion in accepting or rejecting the New Claims/Concessions.

In the event the Company does not meet its obligations under this Letter Agreement and/or does not adhere to the terms of the Mining Laws as set out in the Mines and Minerals Act of 2009, other relevant laws currently in force in the Republic of Sierra Leone and fulfilling all/any of its obligations to the Government of the Republic of Sierra Leone, the community of Nimiyama Chiefdom; the Representatives of the People of Nimiyama Chiefdom may issue written notice to the Company of the items of default. If the items of default raised are not remedied within 30 days of the said notice the People of Nimiyama Chiefdom through the pertinent Authority(ies) may terminate the rights granted to the Company under this Letter Agreement.

Upon commencement of Commercial Operations the Company will pay a royalty fee to the Chiefdom for the granting of the extension to the Existing Claims/Concessions and addition of any New Claims/Concessions accepted by the Company and shall be defined as a set percentage of net profits retained by the Company from successful mining operations. This fee shall be subject to a separate royalty fee agreement.

All land will be issued free from encumbrances and litigation.

The Company will adhere to the highest quality of social responsibility and will work with Chiefdom leaders to help develop and build community related projects in the areas surrounding the Allotted Land.

The Company is entitled to assign its rights, interests or obligations under this Letter Agreement in to a Joint Venture company which would become the operating entity for Commercial Operations on the Allotted Land. The Company will inform the Chiefdom in writing of this assignment and will provide full registration and contact details of the newly formed JV Company.

We very much look forward to developing a longstanding, successful and mutual relationship with the Company and its stakeholders.

Yours Faithfully,

/s/ George Bockaire Torto III
George Bockaire Torto III
Paramount Chief
The Nimiyama Chiefdom

ACCEPTED BY:

/s/ Tom Issic
By: Tom Issic Tucker, Director – Ridgeback Mining (Sierra Leone) Limited